EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year-End 2011 Results

  2011 revenues of $2.6 billion; up 72% compared to 2010
  Annual diluted EPS from continuing operations of $1.42, up 122% over prior year
  Record quarterly absorption rate of 117.0% in the fourth quarter

SAN ANTONIO, Feb. 14, 2012 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today reported record annual revenues along with the highest quarterly pre-tax income in the Company's history. Annual revenues reached $2.6 billion compared to $1.5 billion in 2010. Income from continuing operations for the quarter was $19.4 million, or $0.50 per diluted share, compared with income from continuing operations of $9.2 million, or $0.24 per diluted share, in the quarter ended December 31, 2010.

"2011 was a milestone year for Rush Enterprises in which we achieved record financial performance and accomplished several strategic goals," said W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc. "We continued to transition the Company into the premier solutions provider to the commercial vehicle industry and decreased the impact of Class 8 truck sales on our financial performance.  We ended 2011 in a strong financial position."

"Throughout 2011 we delivered on our three-pronged growth strategy – to expand aftermarket capabilities, to broaden the scope of our commercial vehicle product offerings and to extend our network of Rush Truck Centers.  We achieved record quarterly absorption rates in three of the four quarters of 2011 and set a new record for our annual absorption rate. We expanded our aftermarket service solutions, while adding specialized up-fitting and modification capabilities. Also, we purchased additional commercial vehicle franchises and expanded in our existing territories thereby growing our network of Rush Truck Centers to over 70 dealership locations."

Operations

Aftermarket services accounted for about 63% of the Company's total gross profits in 2011. "Parts, service and body shop revenues reached record highs in March and continued to climb throughout the second and third quarter of this year, remaining strong through year end. This resulted in another record quarterly absorption rate of 117% for the fourth quarter of 2011 and an annual absorption rate of 114%, our highest ever.   This substantial increase was the result of increased service needs of aging vehicles as well as incremental business generated by service solutions we are providing to our customers. We will continue to seek opportunities to expand the aftermarket services we provide our customers, and we expect parts, service and body shop revenues to remain strong throughout 2012," continued Rusty Rush.

In 2011, Rush's Class 8 retail sales increased by 91% over 2010, far outpacing the U.S. Class 8 truck market, which increased by 58%. Rush's Class 8 truck sales accounted for 5.2% of the total U.S. Class 8 retail truck sales market in 2011. "Increased Class 8 truck sales were primarily the result of continued strong demand from our energy sector customers and replacement purchases by large fleets," explained Rusty Rush.

Similarly, Rush's U.S. Class 4-7 medium-duty sales were up 94% over 2010, significantly outpacing the U.S. Class 4-7 market. Rush's medium-duty retail sales accounted for 3.8% of all U.S. Class 4-7 retail sales in 2011. "The majority of our medium-duty growth was achieved through Navistar Division dealerships and Ford and Isuzu dealerships in Texas, Florida, Oklahoma and California that were acquired during 2010 and 2011. As a result of our recent Ford acquisitions, we also delivered over 1,000 light-duty trucks to the marketplace for the first time ever in 2011," Rusty Rush said.

The Company expects U.S. Class 8 retail sales will remain on pace to reach approximately 200,000 to 215,000 units in 2012, just slightly above historical replacement levels. U. S. retail sales for Class 4-7 are expected to reach 163,000 units in 2012, a 13% increase over 2011. "We expect first quarter deliveries to be less than fourth quarter deliveries due to the expiration of tax incentives related to bonus depreciation, and because a brake valve used on many new Class 8 trucks was recently recalled," Rusty Rush cautioned.

"We believe activity will remain strong for service and sales in the energy sector in 2012. We are also encouraged by steady economic growth, which has lead to improvements in vocational segments not related to the energy sector. Based on the average age of the U.S. Class 8 truck fleet and assuming continued general economic stability, we continue to expect strong truck sales markets in 2013 and 2014," Rusty Rush added.

Continued Growth

Throughout 2011, the Company implemented its strategy to extend its geographic footprint. "We expanded our Navistar Division by acquiring Asbury Automotive's Nalley Motor Trucks, which added 3 new locations in Atlanta and expanded the product offering of our existing location in Smyrna, Georgia to include International trucks. Our Navistar Division now consists of 15 full service locations and 2 collision centers in 5 states. We remain very encouraged by the performance of our Navistar dealerships and their significant contribution to the Company's overall performance. We look forward to future opportunities to expand our Navistar Division," said Rusty Rush.

"In 2011, we also acquired Ford and Isuzu commercial truck dealerships in Orlando, Florida and Whittier, California, and we completed the acquisition of West Texas Peterbilt adding five Peterbilt locations to our Rush Truck Centers network in Texas," Rusty Rush added.

Expansion also continued in existing markets in 2011. "We relocated our Winter Garden, Florida dealership to a new location in Orlando. We expanded the capacity of our Houston dealership by leasing an additional 237,000 square foot facility, and we established Custom Vehicle Solutions to provide post production truck preparation and specialty equipment installation in Texas. Finally, we relocated our Ft. Worth dealership to a new facility with expanded service capabilities and purchased land with plans to construct a new dealership facility in Corpus Christi, Texas," continued Rusty Rush.

The Company also continued expansion in its ancillary businesses in 2011. "We opened a new Rush Bus Center offering Blue Bird and Elkhart bus sales and service in San Antonio, and will open a new Rush Bus Center in Houston this spring. We also increased our IC Bus sales efforts and service capabilities in Atlanta by relocating sales and service to the larger Rush collision center," said Rusty Rush.

Rush Truck Leasing added four new Paclease franchises in 2011 including Birmingham, Alabama, Oklahoma City, Oklahoma and El Paso and Lubbock, Texas. "Our leasing division now operates 34 Paclease and 3 Idealease franchises, and had its most profitable year ever in 2011," added Rusty Rush.

Financial Highlights

In the fourth quarter ended December 31, 2011, the Company's gross revenues totaled $776.1 million, a 67.6% increase from gross revenues of $463.0 million reported for the fourth quarter ended December 31, 2010. Income from continuing operations and net income for the quarter was $19.4 million, or $0.50 per diluted share, compared to $9.2 million, or $0.24 per diluted share, in the quarter ended December 31, 2010.

For the year ended December 31, 2011, the Company's gross revenues totaled $2.6 billion, a 72% increase from gross revenues of $1.5 billion reported in 2010. Income from continuing operations for the year was $55.2 million, or $1.42 per diluted share, compared with income from continuing operations of $24.6 million, or $0.64 per diluted share, in 2010. The Company reported net income for the year of $55.2 million, or $1.42 per diluted share, compared with a net income of $31.3 million, or $0.82 per diluted share in 2010.

In September 2010, the Company sold the assets of its John Deere construction equipment business, including its Rush Equipment Centers in Houston and Beaumont, Texas. The construction equipment business recorded income from discontinued operations, net of tax, of $6.7 million ($0.18 per diluted share) during 2010. A majority of the income from discontinued operations during 2010 was attributable to the gain on the sale of Rush Equipment Centers' assets.

Parts, service and body shop revenue was $176.7 million in the fourth quarter of 2011, compared to $132.8 million in the fourth quarter of 2010. The Company delivered 2,872 new heavy-duty trucks, 1,711 new medium-duty commercial vehicles, 292 new light-duty commercial vehicles and 1,215 used commercial vehicles during the fourth quarter of 2011, compared to 1,681 new heavy-duty trucks, 780 new medium-duty commercial vehicles, 33 new light-duty commercial vehicles and 987 used commercial vehicles in the fourth quarter of 2010.

Parts, service and body shop revenue was $675.3 million in the year ended 2011, compared to $489.3 million in the year ended 2010. The Company sold 20,189 new and used commercial vehicles in 2011, an 81.2% increase compared to 11,141 new and used commercial vehicles in 2010. The Company delivered 9,052 new heavy-duty trucks, 5,469 new medium-duty commercial vehicles,  1,019 new light-duty commercial vehicles and 4,649 used commercial vehicles during 2011, compared 4,746 new heavy-duty trucks, 2,820 new medium-duty commercial vehicles, 114 new light-duty commercial vehicles and 3,461 used commercial vehicles during 2010.

"The Company ended the year with $207 million of cash and cash equivalents, an increase of $38 million compared to year end 2011. Given the accelerated growth that we pursued throughout the year, we are in excellent financial position as we head into the industry upturn expected during the next few years," concluded Rusty Rush.

"I would like to extend congratulations and sincere appreciation to all our employees for their contribution to the Company's success this year. I am very proud of our performance and confident we are well positioned for continued growth," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Wednesday, February 15, 2012, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 10, 2012. Listen to the audio replay until February 22, 2012, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 49650349.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird and IC Bus. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the Southern and Western United States.  These one-stop centers offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Absorption rate is calculated by dividing the gross profit from the parts, service and body shop departments of a dealership by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's acquisition prospects, and the ability of the Company to maintain its current absorption rate are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 207,775	$ 168,976
Accounts receivable, net	98,160	43,513
Inventories, net	649,626	321,933
Prepaid expenses and other	12,158	14,104
Deferred income taxes, net	12,286	10,281
Total current assets	980,005	558,807
Investments	6,628	7,575
Property and equipment, net	499,667	445,919
Goodwill, net	182,612	150,388
Other assets, net	48,789	5,244
Total assets	$ 1,717,701	$ 1,167,933

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 520,693	$ 237,810
Current maturities of long-term debt	63,465	62,279
Current maturities of capital lease obligations	10,056	7,971
Trade accounts payable	62,299	37,933
Accrued expenses	134,278	69,036
Total current liabilities	790,791	415,029

Long-term debt, net of current maturities	264,822	189,850
Capital lease obligations, net of current maturities	35,498	34,231
Other long-term liabilities	2,233	364
Deferred income taxes, net	93,123	63,540
Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2011 and 2010	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 27,406,424 class A shares and 10,776,697 class B shares outstanding in 2011; and 26,798,707 class A shares and 10,700,044 class B shares outstanding in 2010	398	391
Additional paid-in capital	208,569	195,747
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	342,164	286,951
Accumulated other comprehensive loss, net of tax	(1,949)	(222)
Total shareholders' equity	531,234	464,919
Total liabilities and shareholders' equity	$ 1,717,701	$ 1,167,933

RUSH ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$ 570,525	$ 306,347	$ 1,801,964	$ 926,584
Parts and service	176,745	132,807	675,277	489,259
Lease and rental	22,442	18,882	83,426	67,423
Finance and insurance	3,253	2,208	10,867	7,922
Other	3,115	2,715	9,077	6,739
Total revenue	776,080	462,959	2,580,611	1,497,927

Cost of products sold:
New and used commercial vehicle sales	531,183	284,852	1,679,170	854,879
Parts and service	104,530	82,742	408,544	300,783
Lease and rental	18,778	15,914	69,620	57,375
Total cost of products sold	654,491	383,508	2,157,334	1,213,037
Gross profit	121,589	79,451	423,277	284,890
Selling, general and administrative	81,558	61,790	306,273	227,467
Depreciation and amortization	5,592	4,429	20,084	15,720
Gain (loss) on sale of assets	(39)	(27)	418	(36)
Operating income	34,400	13,205	97,338	41,667
Interest expense, net	2,467	1,312	7,161	5,363
Income from continuing operations before taxes	31,933	11,893	90,177	36,304
Provision for income taxes	12,550	2,695	34,964	11,737
Income from continuing operations	19,383	9,198	55,213	24,567
Income from discontinued operations, net of tax	–	–	−	6,715
Net income	$ 19,383	$ 9,198	$ 55,213	$ 31,282

Earnings per common share - Basic:
Income from continuing operations	$ .51	$ .25	$ 1.46	$ .66
Net income	$ .51	$ .25	$ 1.46	$ .84

Earnings per common share - Diluted:
Income from continuing operations	$ .50	$ .24	$ 1.42	$ .64
Net income	$ .50	$ .24	$ 1.42	$ .82

Weighted average shares outstanding:
Basic	38,052	37,414	37,861	37,307
Diluted	39,126	38,530	39,014	38,218
CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226